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                                                                    Exhibit 10.4






                                                             April 4, 2003


VIA HAND DELIVERY
PERSONAL AND CONFIDENTIAL

Mr. Joseph T. Doyle


Dear Joe:

This letter confirms our discussion today regarding your separation from employment with Foster Wheeler Ltd., including its subsidiaries, divisions and affiliates (collectively the "Company"). The details of our discussion are set out below.

1. Employment And Separation From Employment

In accordance with Section 4.1.3 of the Employment Agreement between the Company and you dated July 15, 2002 ("Employment Agreement"), a copy of which is attached, this letter serves as notice that your employment is being terminated without Cause effective May 4, 2003. Except as otherwise provided below, the "Term" of the Employment Agreement shall end on May 4, 2003 and that date would be your "Termination Date" for all purposes under the Employment Agreement.

Provided that (i) you abide by all of your obligations under the Employment Agreement and (ii) you do not engage in any behavior or activities which result in the Company transforming your separation into a termination for Cause in accordance with Section 4.1.1(iii) of the Employment Agreement,1 during the period between the date of this letter and your Termination Date (the "employment period") your current base salary, employee benefits and perquisites shall remain unchanged. However, during the employment period, (i) you are to perform only those specific duties which I request you to perform and (ii) you are not to be present at the Company's Perryville offices or other facilities unless your presence is specifically requested by me. Please contact Richard Lively, Senior Vice President Human Resources, to arrange a mutually convenient time during non-business hours to vacate your Perryville office on or before April 11, 2003.

Following your Termination Date, the Company will pay or provide to you the amounts and benefits specified in Section 4.2.1 of the Employment Agreement.

--------
1 So that there is no misunderstanding, if, for example, you do not strictly adhere to your obligations under the Employment Agreement or you were to disparage the Company and/or its directors, officers or employees, such behavior and activities would constitute gross misconduct on your part and would result in a termination for Cause.

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2. Separation Amounts and Benefits

Provided that you remain in the employ of the Company through the employment period, you abide by the provisions of Paragraph 1 above and all of your obligations under the Employment Agreement, then in accordance with Section
4.2.2 of the Employment Agreement, on the condition that (i) on or within three
(3) days after your May 4, 2003 Termination Date you sign, date and return to me the Waiver and Release Agreement attached hereto as Attachment I, and (ii) you do not revoke the signed Waiver and Release Agreement, you will receive from the Company the separation amounts and benefits specified in Section 4.2.2 of the Employment Agreement.

The separation amounts and benefits provided under Section 4.2.2 of the Employment Agreement are extra amounts and benefits which you would not be entitled to under the Company's established policies, plans and procedures and the separation amounts and benefits are in exchange for your signing (and not later revoking) the Waiver and Release Agreement. The Company's offer of the separation amounts and benefits and your signing of the Waiver and Release Agreement does not in any way indicate that you have any viable claims against the Company or that the Company has or admits any liability to you whatsoever.

You are encouraged to consult with an attorney of your choice at your own expense prior to signing the Waiver and Release Agreement. You will have been given at least twenty-one (21) days prior to your Termination Date within which to consider the Waiver and Release Agreement.

You are further advised that you may revoke the signed Waiver and Release Agreement within seven (7) days after its signing. Any such revocation must be made in writing and be received by me within the seven (7) day period. All legally required taxes and any monies owed the Company shall be deducted from the separation amounts and benefits provided under Section 4.2.2 of the Employment Agreement.

3. Company Property/Expenses

In accordance with Section 5.1.2 of the Employment Agreement, you are hereby requested to immediately return to me all confidential information and trade secrets of the Company, including all copies thereof as described in the Employment Agreement. You are further precluded from transferring or using any copies or excerpts of the foregoing items. Further, in accordance with Section 5.1.2, you are to immediately return to me all Company property in your possession including, but not limited to, computers, other business equipment, keys, credit cards, cellular phones and beepers, and Company identification badges. Also, please note that all business expenses for which you are entitled to reimbursement under the Company's expense reimbursement policy must be documented and submitted for approval within thirty (30) days after your Termination Date.


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4. Protection of Confidential Information; Non-Competition

Please review all of your continuing obligations to the Company delineated in
Section 5 of the Employment Agreement. Specifically, please note that you have the following obligations under Section 5:

         5. Protection of Confidential Information; Non-Competition.

            5.1 The Executive acknowledges that the Executive's services will be unique, that they will involve the development of Company-subsidized relationships with key customers, suppliers, and service providers as well as with key Company employees and that the Executive's work for the Company will give the Executive access to highly confidential information not available to the public or competitors, including trade secrets and confidential marketing, sales, product development and other data and information which it would be impracticable for the Company to effectively protect and preserve in the absence of this
         Section 5 and the disclosure or misappropriation of which could materially adversely affect the Company. Accordingly, the Executive agrees:

                5.1.1 except in the course of performing the Executive's duties provided for in Section 1.1, not at any time, whether before, during or after the Executive's employment with the Company, to divulge to any other entity or person any confidential information acquired by the Executive concerning the Company's or its subsidiaries' or affiliates' financial affairs or business processes or methods or their research, development or marketing programs or plans, or any other of its or their trade secrets. The foregoing prohibitions shall include, without limitation, directly or indirectly publishing (or causing, participating in, assisting or providing any statement, opinion or information in connection with the publication of) any diary, memoir, letter, story, photograph, interview, article, essay, account or description (whether fictionalized or not) concerning any of the foregoing, publication being deemed to include any presentation or reproduction of any written, verbal or visual material in any communication medium, including any book, magazine, newspaper, theatrical production or movie, or television or radio programming or commercial. In the event that the Executive is requested or required to make disclosure of information subject to this Section 5.1.1 under any court order, subpoena or other judicial process, then, except as prohibited by law, the Executive will promptly notify the Company, take all reasonable steps requested by the Company to defend against the compulsory disclosure and permit the Company to control with counsel of its choice any proceeding relating to the compulsory disclosure. The Executive acknowledges that all information, the disclosure of which is prohibited by this section, is of a confidential and proprietary character and of great value to the Company and its subsidiaries and affiliates.


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

                5.1.2 to deliver promptly to the Company on termination of the Executive's employment with the Company, or at any time that the Company may so request, all confidential memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the Company's (and its subsidiaries' and affiliates') business and all property associated therewith, which the Executive may then possess or have under the Executive's control.

            5.2 In consideration of the Company's entering into this Agreement, the Executive agrees that at all times during the Term and thereafter, the Executive shall not, directly or indirectly, for Executive or on behalf of or in conjunction with, any other person, company, partnership, corporation, business, group, or other entity (each, a "Person"):

                5.2.1 until the first anniversary of the Termination Date, provide services to a "Competitor" (as defined below), as an officer, director, greater than 5% shareholder, owner, partner, joint venturer, or in any other capacity, whether as an executive, independent contractor, consultant, advisor, or sales representative; or

                5.2.2 until the second anniversary of the Termination Date,
         (i) call upon any Person who is or that is, at such Termination Date, engaged in activity on behalf of the Company or any subsidiary or affiliate of the Company for the purpose or with the intent of enticing such Person to cease such activity on behalf of the Company or such subsidiary or affiliate; or (ii) solicit, induce, or attempt to induce any past or current customer of the Company to cease doing business in whole or in part with or through the Company or a subsidiary or affiliate, or to do business with any Competitor.

            For purposes of this Agreement, "Competitor" means, on any date, a person or entity that is primarily engaged in a material line of business conducted by the Company.

As you know, the Company takes seriously the protection of its confidential information and trade secrets and its former employees' obligations not to compete.

So that there is no misunderstanding, please note that if a breach of Section 5 occurs, the Company will promptly take all necessary legal action to enforce its rights under Section 5 of the Employment Agreement.

5. General Matters

Should you or your representative require further clarification of any aspect of this letter, please contact Eugene Jacobs, Esq., at Seyfarth Shaw, 55 East Monroe Street, Suite 4200, Chicago, IL 60603, telephone number (312-269-8818).


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Best wishes for success in your future endeavors.

                                      Sincerely yours,

                                      FOSTER WHEELER LTD.



                                      By /s/Raymond J. Milchovich
                                         ---------------------------------------
                                         Raymond J. Milchovich
                                         President, Chief Executive Officer and
                                         Chairman of the Board of Directors




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                                                                    ATTACHMENT I

                               FOSTER WHEELER LTD.

                          WAIVER AND RELEASE AGREEMENT

         (1) In consideration for the separation amounts and benefits to be provided to me under Section 4.2.2 of my July 15, 2002 Employment Agreement (the "Employment Agreement"), I, on behalf of myself and my heirs, executors, administrators, attorneys and assigns, hereby waive, release and forever discharge FOSTER WHEELER LTD. (hereinafter referred to as the "Company") and the Company's subsidiaries, divisions and affiliates, whether direct or indirect, its and their joint ventures and joint venturers (including its and their respective directors, officers, employees, shareholders, partners and agents, past, present, and future), and each of its and their respective successors and assigns (hereinafter collectively referred to as "Releasees"), from any and all known or unknown actions, causes of action, claims or liabilities of any kind which have or could be asserted against the Releasees arising out of or related to my employment with and/or separation from employment with the Company and/or any of the Releasees and/or any other occurrence up to and including the date of this Waiver and Release Agreement, including but not limited to:

         (a) claims, actions, causes of action or liabilities arising under Title VII of the Civil Rights Act, as amended, the Age Discrimination in Employment Act, as amended (the "ADEA"), the Employee Retirement Income Security Act, as amended, the Rehabilitation Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, and/or any other federal, state, municipal, or local employment discrimination statutes or ordinances (including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation, and veteran status); and/or

         (b) claims, actions, causes of action or liabilities arising under any other federal, state, municipal, or local statute, law, ordinance or regulation; and/or

         (c) any other claim whatsoever including, but not limited to, claims for severance pay, claims based upon breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, violation of public policy, negligence and/or any other common law, statutory or other claim whatsoever arising out of or relating to my employment with and/or separation from employment with the Company and/or any of the other Releasees, but excluding the filing of an administrative charge of discrimination, any claims which I may make under state workers' compensation or unemployment laws, and/or claims which by law I cannot waive.

         (2) I also agree never to initiate legal action against any of the Releasees or become party to such legal action on the basis of any claim of any type whatsoever arising out of or related to my employment with and/or separation from employment with the Company and/or any of the other Releasees, other than legal action to challenge this Waiver and Release Agreement under ADEA or to enforce the payment of the separation amounts and benefits to me under Section 4.2.2 of the Employment Agreement.

         (3) I further acknowledge and agree that if I breach the provisions of paragraph (2) above, then (a) the Company shall be entitled to receive without bond an injunction to restrain any violation of paragraph (2) above, (b) the Company shall not be obligated to make payment of the Employment Agreement
Section 4.2.2 separation amounts and benefits to me, (c) I shall be obligated to pay to the Company its costs and expenses in enforcing this Waiver and Release Agreement and defending against such legal action (including court costs, expenses and reasonable legal fees), and (d) as an alternative to (c), at the Company's option, I shall be obligated upon demand to repay to the Company all but $5,000.00 of the Employment Agreement Section 4.2.2 separation amounts and benefits paid to me, and the foregoing covenants in this paragraph (3) shall not affect the validity of this Waiver and Release Agreement and shall not be deemed to be a penalty nor a forfeiture.

         (4) To the extent permitted by law, I further waive my right to any monetary recovery should any federal, state, or local administrative agency pursue any claims on my behalf arising out of or related to my employment with and/or separation from employment with the Company and/or any of the other Releasees.

         (5) To the extent permitted by law, I further waive, release, and discharge Releasees from any reinstatement rights which I have or could have and I acknowledge that I have not suffered any on-the-job injury for which I have not already filed a claim.

         (6) I agree that I shall not take any actions or make any statements to the public, the media, future employers, current, former or future Company employees, or any other third party whatsoever that disparage or reflect negatively on the Releasees.

         (7) I further agree from and after my May 4, 2003 Termination Date to make myself available to the Company to provide reasonable cooperation and assistance to the Company with respect to areas and matters in which I was involved during my employment, including any threatened or actual litigation concerning the Company, and to provide to the Company, if requested, information and counsel relating to ongoing matters of interest to the Company. The Company will, of course, take into consideration your personal and business commitments, will give you as much advance notice as reasonably possible, and ask that you be available at such time or times as are reasonably convenient to you and the Company. The Company agrees to (i) reimburse you for the actual out-of-pocket expenses you incur as a result of your complying with this provision, subject to your submission to the Company of documentation substantiating such expenses as the Company may require, and (ii) after May 6, 2005, pay you for your time at the rate of Two Hundred Dollars ($200.00) per hour.


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         (8) I further agree that if I breach Section 5 of the Employment
Agreement and/or Paragraphs (6) or (7) above, in addition to any other of the Company's rights and legal remedies (a) the Company shall be entitled to receive without bond an injunction to restrain any such breach, (b) the Company shall not be obligated to make payment of the Employment Agreement Section 4.2.2 separation amounts and benefits to me, and (c) I shall be obligated to pay to the Company its costs and expenses in enforcing Section 5 of the Employment Agreement and/or Paragraphs (6) or (7) above (including court costs, expenses and reasonable legal fees).

         (9) I acknowledge that I have been given at least twenty-one (21) days to consider this Waiver and Release Agreement thoroughly and I was encouraged to consult with my personal attorney or representative at my own expense, if desired, before signing below.

         (10) I understand that I may revoke this Waiver and Release Agreement within seven (7) days after its signing and that any revocation must be made in writing and submitted within such seven day period to the Company's President and Chief Executive Officer. I further understand that if I revoke this Waiver and Release Agreement, I shall not receive the Employment Agreement Section
4.2.2 separation amounts and benefits.

         (11) I also understand that the Employment Agreement Section 4.2.2 separation amounts and benefits which I will receive in exchange for signing and not later revoking this Waiver and Release Agreement are in addition to anything of value to which I am already entitled.

         (12) I FURTHER UNDERSTAND THAT THIS WAIVER AND RELEASE AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS TO DATE.

         (13) I acknowledge and agree that if any provision of this Waiver and Release Agreement is found, held, or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of the Waiver and Release Agreement shall continue in full force and effect.

         (14) This Waiver and Release Agreement is deemed made and entered into in the State of New Jersey without giving effect to its choice of laws provisions, and in all respects shall be interpreted, enforced and governed under applicable federal law and in the event reference shall be made to State law, the internal laws of the State of New Jersey. Any dispute under this Waiver and Release Agreement shall be adjudicated by a court of competent jurisdiction in the State of New Jersey.


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         (15) I further acknowledge and agree that I have carefully read and fully understand all of the provisions of this Waiver and Release Agreement and that I voluntarily enter into this Waiver and Release Agreement by signing below.


                                                     /s/Joseph T. Doyle
                                                     ---------------------------
                                                     Joseph T. Doyle


                                                     ---------------------------
                                                     (Date)



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